Exhibit 99(a)

FOR IMMEDIATE RELEASE
August 16, 1996

HUBCO, Inc. announces Fourth Connecticut Acquisition this Year

     Mahwah, New Jersey, August 16, 1996 -- HUBCO, Inc. (NASDAQ:HUBC), today announced that its Connecticut subsidiary, Lafayette American Bank and Trust Company, has entered into an agreement to acquire UST Bank/Connecticut - a subsidiary of UST Corp. - in an all cash transaction. Under the terms of the agreement, Lafayette will acquire by merger UST Bank/Connecticut and UST Corp. will be paid cash equal to UST Bank/Connecticut's capital (less the deferred tax asset) plus a 7% deposit premium on UST Bank/Connecticut's deposits. The acquisition is structured as a taxable cash merger which will allow HUBCO to deduct the deposit premium for tax purposes. UST Bank/Connecticut is a $112 million asset commercial bank, with $63 million in loans and $100 million in deposits. It has 4 offices in Fairfield County, Connecticut.

     The merger of UST Bank/Connecticut into Lafayette American Bank will increase Lafayette's branch offices to 27 and increase its asset size to approximately $1.3 billion after all pending acquisitions are completed. Lafayette's branches are primarily in Fairfield and New Haven counties. Hudson United Bank, HUBCO's Northern New Jersey banking subsidiary has 59 offices and $1.7 billion in assets.

     HUBCO's Chairman and Chief Executive Officer Kenneth T. Neilson commented, "The acquisition of UST Bank/Connecticut, our fourth acquisition in Connecticut this year, will expand our presence in Fairfield county. The bank's market area both expands and overlaps that of Lafayette American and Westport Bank & Trust." He added, "We are pleased with this rapid growth of our Connecticut franchise and the economies of scale which these acquisitions generate. The acquisitions also enhance our ability to deliver true community banking to the residents, and especially the small and medium sized business, in the state."

     The merger is subject to approval by Federal and Connecticut bank regulatory authorities and other customary conditions.

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     HUBCO, Inc. offers a full array of products and services for the retail and commercial market, including imaged checking accounts, 24-hour telephone banking, loans by phone, international services, alternative investments, trust services and a full line of deposit and loan products.